Exhibit 3.16

CERTIFICATE OF INCORPORATION

OF

LONGWOOD INTERNATIONAL, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of Delaware”), hereby certifies that:

1. The name of the Corporation incorporated hereby is Longwood International, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, no par value.

5. Election of directors need not be by ballot unless the by-laws of the Corporation so provide. The books of the Corporation may (subject to any statutory requirements) be kept at such place whether within or outside the State of Delaware as may be designated by the board of directors or in the by-laws of the Corporation.

6.The affairs of the Corporation shall be managed by a board of directors (the “Board of Directors”). The number of directors of the Corporation shall be from time to time fixed by or in the manner provided in, the by-laws of the Corporation, with the initial Board of Directors consisting of one member.

7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the foregoing portion of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8. The name and mailing address of the sole incorporator is as follows:

Gary M. Wingens

Lowenstein Sandler, PC

65 Livingston Ave.

Roseland, NJ 07068

THE UNDERSIGNED has hereby executed this Certificate of Incorporation as the sole incorporator of the Corporation, for the purpose of forming the Corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and further certifying that this is the undersigned’s act and deed and that the facts herein stated are true, as of May 11, 2000.

/s/ Gary M. Wigens
Gary M. Wingens, Incorporator